EXHIBIT 99.1

June 14, 2010

Cytori Secures $20 Million Loan Facility Led by GE Capital, Healthcare Financial Services

Cytori Therapeutics (NASDAQ: CYTX) entered into a $20 million secured loan facility from GE Capital, Healthcare Financial Services, Oxford Finance Corporation, and Silicon Valley Bank. The loan funded June 14, 2010.

The funds will be used to support Cytori’s commercialization and clinical development activities in Europe, Asia and the United States. The loan, along with the $30 million raised from the recently completed Seaside 88, LP financing, strengthens Cytori’s cash position. The Company anticipates that these amounts will fund the Company’s operations into 2012.

The loan term is three years at 9.9% with principal repayments beginning in ten months. As part of the new loan, Cytori will use $4.4 million of the proceeds to refinance the loan previously entered into with GE Capital, Healthcare Financial Services and Silicon Valley Bank in October 2008. In addition, Cytori will issue warrants to the lenders to purchase 101,266 shares of Cytori’s common stock exercisable at $3.95 per share.

About Cytori

Cytori is a leader in providing patients and physicians around the world with medical technologies that harness the potential of adult regenerative cells from adipose tissue. The Celution® System family of medical devices and instruments is being sold into the European and Asian cosmetic and reconstructive surgery markets but is not yet available in the United States. Our StemSource® product line is sold globally for cell banking and research applications. www.cytori.com

About GE Capital, Healthcare Financial Services

With over $17 billion invested, GE Capital, Healthcare Financial Services is a premier provider of capital and services to the healthcare industry, with investments in more than 30 sub-sectors including senior housing, hospitals, pharmaceuticals, and medical devices. Our team of professionals provides deep industry expertise to create business and financial solutions tailored to meet the individual needs of our customers. The Life Science Finance team has worked with more than 500 companies throughout the United States, Canada and Europe. With a dedicated focus on assisting life science companies large and small, from the first venture round to post-IPO, the team has provided over $2.5 billion in financing to the market. For more information, visit www.gecapital.com/healthcare.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Such statements, including, but not limited to, those regarding our ability to fund operations into 2012 are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties regarding the collection and results of, clinical data, dependence on third party performance, as well as other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings on Form 10-K and Form 10-Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

Contact:

Tom Baker
858.875.5258
tbaker@cytori.com